EXHIBIT 2
                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (THE "AGREEMENT"), DATED AS OF JANUARY 2 , 2001 (THE "EFFECTIVE DATE"), IS ENTERED INTO BY AND BETWEEN ACCESS HEALTH ALTERNATIVES, INC., A FLORIDA CORPORATION ("ACCESS"), AND LUIGI BRUN, AN INDIVIDUAL (THE "CONSULTANT").

                              W I T N E S S E T H:

         WHEREAS, Access desires to have the Consultant perform certain services and to be assured of the Consultant's services on the terms and conditions hereinafter set forth; and

         WHEREAS, the Consultant desires to perform certain services for Access and is willing to accept such retention by Access on those terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, Access and the Consultant hereby agree as follows:

                  (1) SERVICES. The services ("Services") may include, but are not limited to, the following:

                           a. Advice. The Consultant may provide Access with
advice relating to, but not limited to, corporate banking, potential mergers and acquisitions, and/or the capital structure of Access. Such advice shall not be guaranteed by the Consultant, but shall be provided based on certain beliefs reasonably held by the Consultant.

                           b. Financial Opportunities. The Consultant may assist
Access in locating and procuring certain financial opportunities heretofore unknown to Access. The Consultant makes no guarantees as to the availability, successes or failures of such opportunities.

                           c. Marketing. The Consultant may assist Access in the
marketing and advertising of Access and its products.

                           d. Networking. The Consultant may provide certain
professional networking opportunities for Access. Such opportunities may include introductions to, and the formulation and maintenance of relationships with, key business and legal personnel in the Pacific Rim, Canadian and U.S. markets.

                           e. Miscellaneous. In addition to the services set
forth above in this Section 1, the Consultant may provide additional guidance reasonably related to the financial and corporate development of Access.

                  (2) RETENTION. Access hereby retains the Consultant to provide the Services and the Consultant accepts such retention, upon the terms and subject to the conditions set forth in this Agreement.

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                  (3) TERM. The term of this Agreement shall be for a period of two (2) years from the Effective Date (the "Term").

                  (4) DUTIES. During the Term of this Agreement, the Consultant shall perform such duties as may be assigned to him from time to time by the President and Chief Executive Officer and/or Board of Directors of Access. Notwithstanding anything herein to the contrary, at all times the relationship of the Consultant to Access shall be that of independent contractors. Consultant shall not be required to devote more than ten (10) hours per month to services on behalf of Access and may devote time and attention to consulting services on behalf of others, provides such others are not in direct competition with Access.

                  (5) CONSIDERATION. The Consultant shall receive an aggregate of 660,000 shares of Access common stock to be registered with the United States Securities and Exchange Commission on Form S-8. Consultant's ownership of the foregoing shares shall vest on the Effective Date.

                  (6) EXPENSES. During the Term of this Agreement, and upon submission of proper invoices, receipts or other supporting documentation, the Consultant shall be reimbursed by Access for all reasonable business expenses actually and necessarily incurred by the Consultant on behalf of Access in connection with the performance of the Services under this Agreement.

                  (7) REPRESENTATIONS. The Consultant represents and warrants that he is not a party to, or bound by, any agreements or commitments, or subject to any restrictions, including but not limited to agreements related to previous employment or retention containing confidentiality or non-compete covenants, which may have a possibility of adversely affecting the performance of his duties under this Agreement.

                  (8) CONFIDENTIALITY. The Consultant acknowledges that as a result of the performance of his duties under this Agreement, he has and will continue to have knowledge of, and access to, proprietary and confidential information of Access, including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, financial and marketing information and the identity of customers and suppliers (collectively, the "Confidential Information"). Accordingly, the Consultant shall not, at any time, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose any of the Confidential Information to third parties without the prior written consent of Access, except for such information which is or becomes part of general public knowledge from authorized sources or information that they are required to disclose by a governmental agency or law.

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                  (9) LIMITATION OF LIABILITY. IN NO EVENT SHALL CONSULTANT BE
LIABLE TO ACCESS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF ACCESS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, THE LIABILITY OF CONSULTANT TO ACCESS FOR ANY REASON AND UPON ANY CAUSE OF ACTION WHATSOEVER SHALL BE LIMITED TO THE COMPENSATION THEN PREVIOUSLY PAID TO CONSULTANT BY ACCESS OR THE CORRECTION OF ANY ALLEGED DEFAULT UNDER THIS AGREEMENT AT THE SOLE DISCRETION OF ACCESS.

                  (10) MISCELLANEOUS.

                           (a) Entire Agreement. This Agreement sets forth the
entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

                           (b) Waivers and Modification. No modification of this
Agreement or waiver of any term or condition herein shall be effective unless it refers to this Agreement, explicitly states that it intends to modify this Agreement or to waive a term or condition herein, is in writing, and is signed by both parties hereto. Terms contrary or in addition to the terms of this Agreement in any document or correspondence shall have no effect whatsoever unless said document or correspondence meets the aforesaid conditions. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation, or warranty contained herein, in any one instance, shall not operate or be deemed to be or construed as a further or continuing waiver of such term, condition, or breach of covenant, representation, or warranty, nor shall any failure to exercise, or delay in exercising, any right, remedy, or power under this Agreement operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

                           (c) Successors and Assigns. Neither party shall have
the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of Access to another company, or upon the merger or consolidation of Access with another company, this Agreement shall inure to the benefit of, and be binding upon, the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were Access. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and permitted assigns.

                           (d) Severability. If any provision of this Agreement
is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

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                           (e) Continuing Obligations. Rights and obligations
theretofore accruing but not satisfied as of the termination of this Agreement shall remain in full force and effect until satisfied in accordance with this Agreement.

                           (f) Force Majeure. The Consultant shall not be in
default to Access under this Agreement for any delay or failure to perform due to causes beyond Consultant's reasonable control.

                           (g) Headings. The headings contained in this
Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                           (h) Communications. All notices, requests, demands
and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States or Canadian post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

         To Access:                         Access Health Alternatives, Inc.
                                            4619 Parkbreeze Court
                                            Orlando, Florida 32808
                                            Attn:    Dr. Daniel J. Pavlik, CEO

         To the Consultant:                 Luigi Brun
                                            71 Sir James Court
                                            Arva, Ontario  N0M 1C0
                                            Canada

                           (i) Arbitration. Any controversy or claim arising out
of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Rules (including its Emergency Interim Relief Procedures] and its supplementary procedures for Securities Arbitration, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The matter shall be heard in Orlando by a panel of three (3) AAA arbitrators, one picked by the Investor, one picked by the Seller, and the third agreed to by the two selected arbitrators. The Seller and the Investor, for themselves and their respective successors in interest, hereby irrevocably consent to such jurisdiction, venue and binding arbitration, and hereby irrevocably waive any claim of FORUM NON CONVENIENS or right to change such venue or to litigate the underlying dispute in court.

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                           (j) Governing Law. This Agreement is made and
executed and shall be governed by the laws of the State of Florida, without regard to the conflicts of law principles thereof.

                           (k) No Third-Party Beneficiaries. Each of the
provisions of this Agreement is for the sole and exclusive benefit of the parties hereto and shall not be deemed to be for the benefit of any other person or entity.

                           (l) Counterparts. This Agreement may be executed in
one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                           (m) Contra Proferentem Waived. This Agreement was
drafted by the Consultant. However, all parties to this Agreement have been or have had the opportunity to be represented by legal counsel, and hereby waive application of the rule of contract construction which provides that terms shall be construed against the drafting party.

                           (n) Authority. By signing below, each person
executing this Agreement on behalf of a party hereby personally warrants that said person has the express authority to so execute this Agreement and bind said party hereto.


                  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth above.



By:  /S/ Daniel J. Pavlik                        By: /S/ Luigi Brun
     --------------------                           ------------------
         Dr. Daniel J. Pavlik                            Luigi Brun
         Chief Executive Officer
         Access Health Alternatives, Inc.

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